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EXHIBIT 99.1


SI FINANCIAL GROUP, INC. REPORTS THIRD QUARTER RESULTS


WILLIMANTIC, Connecticut--October 29, 2004--SI Financial Group, Inc. (the "Company") (NASDAQ National Market: SIFI), the parent company of Savings Institute Bank and Trust Company (the "Bank"), announced a net loss of $1.0 million for the quarter ended September 30, 2004 versus net income of $979,000 for the quarter ended September 30, 2003. In addition, the Company reported net income of $186,000 for the nine month period ended September 30, 2004 compared to net income of $2.4 million for the nine months ended September 30, 2003. Because the Company completed its initial stock offering on September 30, 2004, per share data is not meaningful for this quarter or prior comparative periods and is therefore not presented.

On September 30, 2004, the Company completed its sale of 5,025,500 shares of common stock, representing 40% of its outstanding common stock. SI Bancorp, MHC, a federally chartered mutual holding company, was issued 58% of the outstanding stock. In connection with the stock offering, 251,275 shares of common stock, equal to 2% of the number of shares sold in the offering and issued to SI Bancorp, MHC, were contributed to SI Financial Group Foundation, a charitable foundation formed to support community organizations that contribute to the quality of life in the communities in which the Bank operates.

The net loss for the third quarter was primarily the result of two items. The establishment and funding of SI Financial Group Foundation with 251,275 shares of the Company's common stock resulted in a charitable contribution expense of $2.5 million ($1.7 million after tax). Additionally, the Bank reduced its exposure to corporate and non agency mortgage backed securities during the third quarter which resulted in net security losses of $355,000.


Net interest income for both the quarters ended September 30, 2004 and September 30, 2003 totaled $4.8 million. For the nine months ended September 30, 2004 net interest income totaled $13.9 million compared with $14.1 million for the first nine months of 2003. Despite the increase in earning assets, the net interest margin declined due to lower yields on the earning assets for both the three months and the nine months of 2004 compared to the same periods of 2003.


The provision for loan losses was $100,000 for the three months ended September 30, 2004 compared with $340,000 for the similar three month period in 2003. For the first nine months of 2004, the provision totaled $400,000. During the first nine months of 2003, the Bank provided a reserve of $1.5 million for loan losses. This increase was related to a specific allowance for a large commercial mortgage relationship.


Noninterest income was $754,000 for the quarter ended September 30, 2004 compared to $1.1 million for the quarter ended September 30, 2003. The decrease for the quarter was the result of a net loss on the sale of investments of $355,000. Noninterest income was $3.1 million for the nine months ended September 30, 2004 compared to $3.6 million for the period ended September 30, 2003. The decrease for the nine months of 2004 was the result of a net loss on sale of investments of $169,000 and a loss on the sale of loans of $9,000, compared to gains for the same period of the prior year of $129,000 and $245,000, respectively.


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Noninterest expense was $7.0 million for the quarter ended September 30, 2004 compared to $4.2 million for the quarter ended September 30, 2003. The increase was the result of the establishment and funding of SI Financial Group Foundation which increased expenses by $2.5 million before tax, along with an increase of $95,000 in compensation costs and an increase of $62,000 in marketing expenses over the 2003 period. Noninterest expense was $16.4 million for the nine months ended September 30, 2004 compared to $12.5 million for the nine months ended September 30, 2003. This increase was primarily due to the establishment of the Foundation along with a $512,000 increase in compensation costs, a $430,000 increase in occupancy costs, which includes an impairment charge of $337,000, and a $75,000 increase in marketing expenses.


Total assets were $596.0 million at September 30, 2004 compared to $518.1 million at December 31, 2003. The increase in assets at September 30, 2004 was attributable to a $36.0 million increase in loans receivable and a $19.3 million increase in investment securities. The increase of $22.4 million in cash and cash equivalents reflects proceeds of the minority offering which have not yet been fully invested.


Total liabilities were $516.2 million at September 30, 2004 compared to $484.0 million at December 31, 2003. Deposits at September 30, 2004 were $445.1 million, an increase of $30.0 million or 7.2% over December 31, 2003. Borrowings increased from $64.4 million at December 31, 2003 to $68.1 million at September 30, 2004 as a result of the Bank taking down longer term borrowings to mitigate its risk to rising interest rates.


Shareholders' equity increased from $34.1 million at December 31, 2003 to $79.8 million at September 30, 2004 resulting from the capital raised in the stock offering. At September 30, 2004 the Bank's regulatory capital exceeded the levels required to be categorized as "well capitalized" under applicable regulatory capital guidelines.


Savings Institute Bank and Trust Company is headquartered, in Willimantic, Connecticut with fourteen other branches in eastern Connecticut. The Bank has filed application to open a new office in South Windsor, Connecticut and continues to explore other locations for further expansion. The Bank is a full service community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic market, our ability to control costs and expenses, actions by our competitors and their pricing, loan delinquency rates, and changes in federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, SI Financial Group, Inc disclaims any obligation to update such forward-looking statements.


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

SELECTED FINANCIAL CONDITION DATA
----------------------------------------------------------------------
                                           September 30,  December 31,
                                               2004          2003
-------------------------------------------------------- -------------
                                           (Unaudited)    (Audited)
                                                 (in thousands)
ASSETS
Non interest bearing cash and due from banks  $  35,340     $  20,336
Interest bearing cash and cash equivalents       16,681         9,241
Investment securities                           101,562        82,279
Loans receivable, net                           422,952       386,924
Cash surrender value of life insurance            7,487         7,258
Other assets                                     11,982        12,103
                                              ---------     ---------
        Total assets                          $ 596,004     $ 518,141
                                              =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
    Deposits                                  $ 445,110     $ 415,090
    Borrowings                                   68,068        64,385
    Other liabilities                             3,055         4,567
                                              ---------     ---------
        Total liabilities                       516,233       484,042
                                              ---------     ---------
Stockholders' Equity                             79,771        34,099
                                              ---------     ---------
        Total liabilities and
         stockholders' equity                 $ 596,004     $ 518,141
                                              =========     =========

SELECTED OPERATIONS DATA
----------------------------------------------------------------------
                                Nine Months Ended   Three Months Ended
                                  September 30,       September 30,
                                ------------------  ------------------
                                  2004      2003      2004      2003
----------------------------------------------------------------------
                                             (Unaudited)
                                            (in thousands)
Total interest income           $20,837   $21,224   $ 7,151    $7,142
Total interest expense            6,931     7,128     2,374     2,295
                                --------  --------  --------  --------
    Net interest income          13,906    14,096     4,777     4,847
                                --------  --------  --------  --------

Provision for loan losses           400     1,482       100       340
                                --------  --------  --------  --------

Net interest income after
 provision for loan losses       13,506    12,614     4,677     4,507
                                --------  --------  --------  --------

Noninterest income                3,058     3,560       754     1,142
Noninterest expense              16,388    12,467     6,997     4,167
                                 ------    ------     -----     -----

Income (loss) before provision
 (benefit) for income taxes         176     3,707    (1,566)    1,482
Provision (benefit) for income
 taxes                              (10)    1,260      (556)      503
                                --------  --------  --------  --------

    Net Income (Loss)           $   186   $ 2,447   $(1,010)   $  979
                                ========  ========  ========  ========


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

                      Selected Financial Ratios
                   At or For the Three Months Ended

                                             September 30,  September 30,
                                                 2004           2003
                                             -------------  -------------
SELECTED PERFORMANCE RATIOS: (1)
Return on average assets                          -0.69%         0.76%
Return on average equity                         -11.29         11.83
Interest rate spread                               3.28          3.93
Net interest margin                                3.52          4.09
Efficiency ratio (2)                              76.18         69.75

ASSET QUALITY RATIOS:
Allowance for loan losses                       $ 3,056       $ 3,379
Allowance for loan losses as a percent of
 total loans                                       0.72%         0.89%
Allowance for loan losses as a percent of
 nonperforming loans                             198.70        208.45
Nonperforming loans                             $ 1,538       $ 1,621
Nonperforming loans as a percent of total
 loans                                             0.36          0.43
Nonperforming assets                            $ 1,538       $ 1,949
Nonperforming assets as a percent of total
 assets                                            0.26          0.38


(1) All applicable quarterly ratios reflect annualized figures.

(2) Represents noninterest expense (less the effect of the contribution to SI Financial Group Foundation) divided by the sum of net interest income and noninterest income less any realized gains or losses on securities.

-----------------------
CONTACT:
     SI Financial Group, Inc.
     Sandra Mitchell (860)423-4581